Press Release

TIM: Shareholders’ Meeting called

Combined meeting on 29 March 2019 to review the financial statements and consider the topics contained in shareholder Vivendi’s request

Rome, 14 January 2019

As announced on 21 December last, the Board of Directors met today to complete its analysis of the request that a shareholders’ meeting be called received from Vivendi S.A. on 14 December 2018.

The request was granted, with the consequent inclusion of the topics the shareholder requested be dealt with in the agenda of a combined meeting to be held on 29 March 2019 that is also called, simultaneously, to review of the financial statements for the year to 31 December 2018 and the remuneration report.

In taking this decision by a majority vote, the Board of Directors considered the motivations the shareholder has given for making this request, and the company’s interest in a (single) meeting to discuss the various issues the shareholders are called to resolve on, so as to:

•	facilitate the completion of the processes to approve and disclose the strategic plan, the related impairment test on goodwill and hence the financial statements, and thus

•	ensure that the shareholders have a proper and adequate information set,

while also promoting the greatest possible participation in a shareholders’ meeting, in which there is likely to be a substantial confrontation on what the industrial future of the Company is to be and on the people its management should be entrusted to.

In order to grant the shareholder’s request, it has been decided to accelerate the corporate calendar with reference to the meeting of the Board of Directors to approve the financial statements and the Ordinary Shareholder’s Meeting, so as to address the shareholder’s need.

However, the obvious non-availability – at present – of the results of TIM S.p.A. for the 2018 financial year requires us to reserve the right to add the topic of the distribution of the dividend, which will be decided once the draft financial statements are available, to the agenda for the shareholders’ meeting at a later date. The review of the draft financial statements has been brought forward from 26 February (as stated in the previously disclosed financial calendar) to 21 February 2019.

The call notice for the Shareholders’ Meeting, shareholder Vivendi’s report on the topics that it has asked to be discussed, the considerations of the Board of Directors on the initiative and the recommendation of TIM’s Board of Statutory Auditors for the appointment of the external auditor of the accounts for the nine year period 2019-2027 are about to be published on the Company website www.telecomitalia.com. The remaining pre-meeting documentation will be published in due course, at the time prescribed by law.

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TIM S.p.A.

Registered Office: Via Gaetano Negri, 1 - 20123 Milan

Tax Code / VAT no. and registration with the Milan Business Register: 00488410010 - Registration in the A.E.E. Register (index of Manufacturers of Electrical and Electronic Equipment) IT08020000000799

Share Capital €11,677,002,855.10 fully paid-up Certified e-mail address [Casella PEC]: telecomitalia@pec.telecomitalia.it

In light of the above, TIM’s financial calendar for 2019 is updated as follows:

21 February 2019	Board of Directors meeting to approve the draft financial statements for the year and the consolidated financial reports at 31 December 2018;

29 March 2019	Shareholders’ Meeting to approve the Financial Statements at 31 December 2018

20 May 2019	Board of Directors meeting to approve the interim report on operations at 31 March 2019

1 August 2019	Board of Directors meeting to approve the report at 30 June 2019

7 November 2019	Board of Directors meeting to approve the interim report on operations at 30 September 2019

TIM Press Office

+39 06 3688 2610

www.telecomitalia.com/media

Twitter: @TIMnewsroom

TIM Investor Relations

+39 06 3688 2807

www.telecomitalia.com/investor_relations

TIM S.p.A.

Registered Office: Via Gaetano Negri, 1 - 20123 Milan

Tax Code / VAT no. and registration with the Milan Business Register: 00488410010 - Registration in the A.E.E. Register (index of Manufacturers of Electrical and Electronic Equipment) IT08020000000799

Share Capital €11,677,002,855.10 fully paid-up Certified e-mail address [Casella PEC]: telecomitalia@pec.telecomitalia.it